EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF THE

ARTICLES OF INCORPORATION

OF

NuTECH DIGITAL, INC.

Lee Kasper and Joseph Giarmo certify that:

1.	They are the duly elected and acting President and Secretary of the corporation named above.

2.	Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

IV

This corporation is authorized to issue two classes of shares which shall be designated “Preferred Stock” and “Common Stock” respectively. The number of shares of Preferred Stock authorized to be issued is fifty million (50,000,000) shares. The number of shares of Common Stock authorized to be issued is one hundred million (100,000,000) shares. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of the series.

3.	The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of the corporation.

4.
The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 10,380,169. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

I declare under penalty of perjury under the laws of the state of California that the matters set forth in this certificate are true and correct of my own knowledge.

Executed this 4th day of September 2002.

/s/ LEE KASPER
Lee Kasper, President

/s/ JOSEPH GIARMO
Joseph Giarmo, Secretary

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